UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 7, 2016 (January 19, 2016)

Li3 Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54303	20-3061907
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification Number)

Matias Cousiño 82, Of 806

Santiago de Chile, 8320269

Chile

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: +56 (2) 2896-9100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

As previously reported on a Current Report on Form 8-K filed by Li3 Energy Inc. (the “Company” or “Li3”) on January 30, 2014, on January 27, 2014, the Company entered into a Purchase and Sale Agreement (the “Agreement”) with Minera Salar Blanco SpA (formerly known as BBL SpA) (“MSB”), a Chilean corporation, pursuant to which MSB acquired from the Company eleven of its sixty shares (approximately 1/6) of Minera Li Energy SpA (“Minera Li”), a Chilean corporation which was formerly a wholly-owned subsidiary of the Company (the “Share Purchase”) for a cash payment of $1,500,000. In connection with the Share Purchase, Minera Li held a shareholders’ meeting, pursuant to which Minera Li issued forty additional shares to MSB in exchange for a cash payment of $5,500,000 (the “Issuance”, and together with the “Share Purchase”, the “Transaction”). As a result of the Transaction, MSB became the majority shareholder of Minera Li, with the Company retaining a 49% interest in Minera Li.

Concurrent with the execution of the Agreement, the Company and MSB also entered into a Shareholders Agreement regarding their joint ownership interest of Minera Li (the “Shareholders Agreement”). Under the Shareholders Agreement, MSB agreed to pay $1,000,000 (the “Additional Payment”) to the Company upon the earlier of its completion of certain milestones relating to the permitting and development of the Company’s Maricunga Lithium/Potassium Project (the “Project”) and January 27, 2016. MSB also agreed to finance the Company’s exploration and development expenses until the Project reached full permitting and was ready for construction by providing loans due 24 months from receipt, which loans were to be secured by the Company’s ownership interest in Minera Li.

In addition to the foregoing financing, MSB also committed to provide the Company with a line of credit (the “Credit Facility”) in the amount of $1,800,000. The Credit Facility was to be available from April 1, 2014 until March 31, 2015, and was to be used to cover the working capital needs of the Company. As of December 31, 2015, $1,220,000 had been provided to the Company by MSB in the form of loans to the Company, payable 18 months from each drawdown date at an interest rate of 8.5%. As of December 31, 2015, the Company had pledged 13 of its shares in Minera Li as security for the loans.

On January 19, 2016, the Company entered into a Compensation, Debt Recognition, Cancelation of Debt and Incorporation of Lien Without Displacement agreement with MSB (the “Additional Agreement”) whereby the Company and MSB agreed to offset the $1,000,000 Additional Payment MSB previously agreed to provide to the Company against $1,000,000 of the Company’s notes payable to MSB. $134,901 of accrued interest on the Credit Facility owed to MSB was rolled into the Company’s existing note payable. In addition, MSB loaned the Company an additional $100,000 and waived the 13 shares in Minera Li which were pledged by the Company to MSB as security for the loans. The resulting $454,901 loan payable is due on January 18, 2018, bears interest at 8.5% per annum, and is secured by five of the Company’s shares in Minera Li.

Also on January 19, 2016, the parties agreed to a modification of the Shareholders Agreement (the “Modification”), pursuant to which the total number of directors of Minera Li was reduced from 7 to 5 and the parties agreed to allow MSB, in its capacity as majority shareholder and principal of Minera Li, to lead and carry out negotiations with a certain third party to decide and execute individually on matters that previously required a special quorum under the initial Shareholders Agreement. The Modification was approved at an extraordinary shareholders meeting of Minera Li on January 19, 2016.

The foregoing descriptions of the Additional Agreement and the Modification are qualified in their entirety by reference to the full texts of such agreements filed hereto as Exhibits 10.1 and 10.2, respectively.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this report is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

On March 4, 2016, Li3 Energy, Inc. (the “Company”) entered into Amendment No. 2 to the Employment Services Agreement (collectively, the “Amendments”) with each of Luis Saenz, the Company’s President and Chief Executive Officer, and Luis Santillana, the Company’s Chief Financial Officer, Secretary and Treasurer (each “Executive”, and collectively, the “Executives”).

The Amendments amend the terms of the original Employment Services Agreement of each Executive. Among other things, the Amendments (i) establish March 31, 2016 as the termination date for the Employment Services Agreement of each Executive (the “Termination Date”) unless renewed at the sole discretion of the Chairman of the Board of Director of the Company for an additional three month period, (ii) provide that the monthly base salary of Mr. Saenz and Mr. Santillana during the period from January 1, 2016 to March 31, 2016 (the “Extension Period”) shall be $5, 208.33 and $3,140, respectively, payable in shares of the Company’s common stock and (iii) delete certain provisions under the original Employment Services Agreement of each Executive that provide additional compensation upon certain change of control events.

The foregoing description of the Amendments is qualified in its entirety by reference to the full text of the Amendments, filed hereto as Exhibits 10.3 and 10.4.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Compensation, Debt Recognition, Cancelation of Debt and Incorporation of Lien Without Displacement from Minera Salar Blanco SpA to Li3 Energy, Inc, dated January 19, 2016.

10.2	Modification of the Shareholders Agreement Minera Li Energy SpA, dated January 19, 2016

10.3	Amendment No. 2 to Employment Services Agreement between the Company and Luis Saenz, dated March 4, 2016

10.4	Amendment No. 2 to Employment Services Agreement between the Company and Luis Santillana, dated March 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LI3 ENERGY, INC.

Dated: March 7, 2016	By:	/s/ Luis Saenz
Name: Luis Saenz
Title: Chief Executive Officer